FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-190246-02

The Information in this free writing prospectus is not complete and may be amended prior to the time of sale.  This free writing prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

THIS FREE WRITING PROSPECTUS, DATED DECEMBER 18, 2013,
MAY BE AMENDED OR COMPLETED PRIOR TO TIME OF SALE

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS
The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-190246) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 400-7834 or by emailing cmbs-prospectus@jpmorgan.com.

SUPPLEMENT TO FREE WRITING PROSPECTUS DATED DECEMBER 6, 2013

$950,919,000 (Approximate)

JPMBB Commercial Mortgage Securities Trust 2013-C17
Issuing Entity

J.P. Morgan Chase Commercial Mortgage Securities Corp.
Depositor

JPMorgan Chase Bank, National Association
Barclays Bank PLC
General Electric Capital Corporation
Redwood Commercial Mortgage Corporation
RAIT Funding, LLC
Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass Through Certificates, Series 2013-C17

J.P. Morgan	Barclays
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner
RBS
Co-Manager

The information in this Supplement to Free Writing Prospectus (this “Supplement”) clarifies, updates and/or modifies the information contained in the free writing prospectus, dated December 6, 2013 (the “Free Writing Prospectus”), and the structural and collateral term sheet, dated December 6, 2013 (the “Term Sheet” and, together with the Free Writing Prospectus, the “Transaction Free Writing Prospectus”).  Capitalized terms used in this Supplement but not defined herein will have the meanings ascribed to them in the Free Writing Prospectus.

Collateral Update

JPMorgan Chase Bank, National Association (“JPMCB”) has made a revision to its disclosure regarding the mortgage loan identified as Loan No. 18 on Annex A-1 to the Free Writing Prospectus.  The following will reflect JPMCB’s disclosure regarding Loan No. 18:

In the case of the mortgage loan identified as Loan No. 18 on Annex A-1 to the Free Writing Prospectus, representing approximately 1.5% of the Initial Pool Balance, the related sponsor of the mortgage loan is Simon Property Group “(“Simon”).  On December 13, 2013, Simon publicly announced its plan to spin off a group of 98 properties, which include its strip center business and its smaller enclosed malls.  The Mortgaged Property securing Loan No. 18 is scheduled to be included in the group of properties in that transaction.  Simon announced that the transaction is targeted to be concluded in the second quarter of 2014, and announced that the newly formed company would be led by an independent, dedicated and experienced management team.  We cannot assure you that this transaction will be completed, that such transaction will be completed in the time frame contemplated, or that, when and if such transaction is completed, such transaction will not have a negative impact on the operations at the Mortgaged Property.